Exhibit 99.1

SONIA COLEMAN NAMED CHIEF HUMAN RESOURCES OFFICER

OF THE WALT DISNEY COMPANY

BURBANK, Calif., March 13, 2023 – Sonia Coleman has been named Senior Executive Vice President and Chief Human Resources Officer of The Walt Disney Company, effective April 8, it was announced today by Robert A. Iger, Chief Executive Officer. Coleman, who most recently has served as Senior Vice President, Human Resources for Disney Entertainment and ESPN, succeeds Paul Richardson, who is leaving the company after more than 15 years at Disney.

As Chief Human Resources Officer, Coleman will report directly to Iger and will be responsible for leading Disney’s human resources strategy, global talent acquisition, leadership development, diversity and inclusion, organizational design and cultural development, employee education and development, compensation and benefits, HR operations and technology, and global security.

“Sonia is widely respected across the company as a gifted leader and strong advocate for our employees,” Iger said. “Her proven expertise leading the human resources function for our general entertainment businesses and ESPN during a period of unprecedented transformation makes her the perfect choice to lead this function company-wide as we implement our new operating structure and position Disney to capitalize on the opportunities ahead. I also want to extend my thanks to Paul Richardson for his many years of service to the company and his contributions to numerous ongoing initiatives, including our Heroes Work Here veterans hiring program.”

“It is truly an honor to be named to this role, and I am grateful for the confidence that Bob has placed in me,” Coleman said. “Disney is unrivaled because of the talent, dedication, and enthusiasm of our cast members and employees. They are the key to our success, and I look forward to being their greatest champion, in partnership with our exceptional HR teams around the world, as we move forward through the important company-wide transformation underway that will truly empower the people behind the magic of Disney.”

In her most recent role, Coleman has been responsible for employee development and engagement, recruitment and compensation, organizational development, and diversity, equity and inclusion efforts for both ESPN and the general entertainment portfolio of businesses at Disney Entertainment, which include ABC Entertainment, ABC News, ABC Owned Televisions Stations, Disney Branded Television, Disney Television Studios (20th Television, ABC Signature, 20th Television Animation and Walt Disney Television Alternative), Freeform, FX, Hulu Originals, National Geographic Content, and Onyx Collective.

Prior to that, Coleman served as Senior Vice President, Human Resources for Disney General Entertainment from 2017. She also served as Vice President, Human Resources for the company from May 2016 and in that capacity oversaw HR strategy, change management initiatives, organizational development and engagement strategies for Disney’s Corporate, enterprise and cross-functional employees, and served as the lead HR business partner to the company’s senior corporate executives. She was also responsible for employee relations for the company.

Coleman joined Disney in 2008 as Vice President, Human Resources, Disney Consumer Products, a role she held for eight years. Before Disney, Coleman worked at The Children’s Place from 2004 to 2008, where she held several strategic HR roles; and The Home Depot from 1992 to 2004, where she served as the strategic HR leader during a period of large-scale change and complex organizational transformation.

Coleman has a Bachelor of Science degree in organizational leadership from Chapman University and a Master of Science degree in human resource management from Florida International University.

Contacts:

David Jefferson

Corporate Communications

david.j.jefferson@disney.com

(818) 560-4832

Mike Long

Corporate Communications

mike.p.long@disney.com

(818) 560-4588